Appendix A
to
Operating Expenses Limitation Agreement

Series of Professionally Managed Portfolios	Operating Expense Limit (% of average daily net assets)

Congress Large Cap Growth Fund
Retail Class	1.20%
Institutional Class	0.95%

Congress All Cap Opportunity Fund
Retail Class	1.25%
Institutional Class	1.00%

Congress Mid Cap Growth Fund
Retail Class	1.10%
Institutional Class	0.85%

Congress Small Cap Growth Fund
Retail Class	1.55%
Institutional Class	1.30%

Originally approved by the Board of Trustees:  February 24, 2009
Revised Appendix:
•	March 8, 2010 to reduce the expense limit for the Large Cap Growth Fund
•	August 14, 2012 to add the All Cap Opportunity Fund and Mid Cap Growth Fund
•	March 2, 2017 to increase the expense limits for the Large Cap Growth Fund, All Cap Opportunity Fund and Mid Cap Growth Fund
•	May 25, 2017 to add the Small Cap Growth Fund

PROFESSIONALLY MANAGED PORTFOLIOS	CONGRESS ASSET MANAGEMENT COMPANY

By: ______________________________	By: ______________________________
Name: Elaine E. Richards	Name: Daniel A. Lagan
Title: President and Secretary	Title: President